Exhibit 10.29
EXCLUSIVE DISTRIBUTION AGREEMENT

This DISTRIBUTION AGREEMENT (the “Agreement”) is made and entered into effective September 20, 2007 (“Effective Date”), by and between SecureAlert, Inc., a Utah corporation (“Company”), with its principal executive office located at 150 West Civic Center Drive, suite 400, Sandy, Utah 84070, and Electronic Monitoring Services Corporation (“Distributor”), with its principal executive office located at P.O. Box 364744, San Juan, Puerto Rico 00936.

WITNESSETH:

WHEREAS, Company is, among other things, the manufacturer and seller of electronic location monitoring devices (the “Device”) and provider of services relative to the monitoring, maintenance and repair of the Device (hereinafter referred to as the “Device Services”); and

WHEREAS, Company and Distributor now desire to enter into a business arrangement whereby Distributor will have the exclusive rights to promote, market, and sell the Device Services within the Territory (as hereinafter defined) under the terms and conditions set forth herein;

NOW THEREFORE, in consideration of the mutual promises, covenants, representations and good and valuable consideration hereinafter set forth, the adequacy of which is herby acknowledged, the parties hereto agree as follows:

1.	Term.

1.1
 Initial Term.  The initial term of this Agreement (hereinafter referred to as the “Initial Term”) shall commence as of the Effective Date and shall continue until the earlier of (i) three (3) years after the Effective Date and (ii) the date of this Agreement is earlier terminated in accordance with the provisions hereof.

1.2
 Renewal Term. This Agreement will automatically renew for consecutive three (3) years term under the same terms and conditions set forth herein (each, hereinafter referred to as a “Renewal Term”, and collectively with the Initial Term, the “Term”).

2.	Appointment; Assignment of Duties; Territory.

2.1	Appointment. The Company hereby appoints the Distributor as exclusive distributor to promote, market, and sell the Device Services within the Territory.

2.2	Duties.

2.2.1	Distributor Duties. During the Term, Distributor shall, at its own cost and expense, within the Territory:

(a)	use commercially reasonable efforts to identify, locate and obtain potential users of the Device Services (the “Subscribers”);

(b)	deliver units of the Device to the Subscribers, train them in its use, and otherwise assist the Subscribers by providing information upon request;

(c)
provide additional guidance and advice to the Company with regard to the Company’s strategy to exploit its products and services, and such other support for the Company’s products and services as they may agree; and

(d)	have on hand a sufficient number of Devices, trained professional staff, and facilities and resources, necessary to perform the Distributor’s Services in accordance with the terms hereof.

2.2.2	Company’s Duties. During the Term, Company shall, at its own cost and expense:

(a)
supply contractual, marketing, promotion and training materials to be used by Distributor in connection with the marketing and distribution of the Device Services.  All materials will be in English.  Any materials to be used in a language other than English will be at the expense of Distributor and the content of such must be approved by the Company.  No materials shall be used by Distributor except for those provided by the Company or that are otherwise pre-approved in writing by the Company;

(b)	maintain a Monitoring Center and related staff, customer service support, and services, to support both English and Spanish speaking Subscribers and Users (as hereinafter defined);

(c)
upon Distributor achieving 1,000 Spanish speaking users of the Device (“Users”) in the Territory excluding Florida, the Company will establish a Monitoring Center in Puerto Rico to handle offenders and Users.

2.3	Territory. The definition of Territory includes all of Central and South America, the Caribbean, Puerto Rico, the State of Florida, but excludes Mexico.

3.
Purchases, Subscribers Pricing; Distributor’s Compensation.  The Company agrees to provide the Devices and the Device Services for Distributor’s customers under the terms and conditions set forth herein.

3.1
Purchases. Except for Florida, all Devices deployed by Distributor must be bought by Distributor from Company.  Company agrees to give to Distributor six month term on payment for the Devices.  As consideration for this Exclusive Distribution Agreement in the, Distributor agrees to initially purchase 2,000 Devices at Company’s current price of $500.00 each.  The prices for the Device shall be determined by the Company.  The Company shall inform the Distributor of any pricing change in writing and any such change will become effective upon receipt by Distributor of notice thereof.

3.2
Subscribers Pricing.  The current retail price for the Device Services, equipment warranty, and non-emergency airtime for Subscribers is $8.00 per day per in service Device (the “Rate Plan”).  Changes to the Rate Plan shall be determined by the Company.  The Company shall inform the Distributor of any Retail Price Change in writing and any such change will become effective upon receipt by Distributor of notice thereof, and applicable to Subscribers contracted by Distributor thereafter.

3.3	Distributor’s Compensation, Payment.

3.3.1	Compensation. In consideration of this Agreement, Distributor shall pay Company, per Device in service:

(A)  in Florida - $6.50 per day; and

(B) in the other Territory - $5.50 per day

If the Rate Plan or the Device Price is changed by the Company, in no case will Distributor net receipt (after payment to Company) thereon be in that case the Company and the Distributor will share proratedly in the increase or decrease in the rate change.

4.
Upgrades; First Option.   Company agrees that (i) as it or entity controlling Company (“Parent), or any entity directly or indirectly controlled by Company or Parent (“Affiliate”) develops hardware or software upgrades to the Device or the Device Services same will be incorporated, free of charge, into Distributor’s product and service; and distributor shall have the first option to distribute any and all monitoring devices, location or otherwise, which are developed by Company, Parent or Affiliate.

5.	Exclusivity. The rights and authorities given to Distributor in this Agreement are on an exclusive basis to the Territory subject to the following exceptions:

(A)	The Company currently has contracts in the State of Florida and will be able to continue those contracts with no remuneration going to Distributor.

(B)
The Company has a Territory Account Manager (“TAM”) over Florida that may from time to time originate additional contracts in Florida.  For those accounts originated by the Company’s TAM during the Term, Distributor agrees to pay TAM the amount of commission agreed between the Company and TAM not to exceed $.50 per day per device.

6.
Warranties and Representations.  Distributor agrees that it shall not make any warranty or representation to any person regarding the nature, capability, dependability or terms of sale or service regarding the Device or Device services which are not made in Company provided or Company approved marketing or promotional materials or that are not otherwise pre-approved in writing by the Company.  Company warrants that the life of the Device will be three years.

7.	Indemnity.

The Company’s Indemnity.  The Company agrees to indemnify and hold harmless Distributor, and Distributor’s parent, subsidiaries, affiliates, successors, assigns, officers, directors, members, governors, shareholders, employees and agents (the “Distributor Indemnified Parties”) from and against any and all losses, damages, liabilities, obligations, judgments, reasonable attorneys fees and costs, settlements, costs and other expenses (each, a “Loss”) incurred or suffered by the Distributor Indemnified Parties as during the Term in connection with Distributor-initiated customers.  Notwithstanding anything to the contrary, the Company’s total liability for any indemnification obligations hereunder shall not exceed the lesser of (i) the payments by the Company to Distributor pursuant to Section 3.3, over the 12 month period immediately preceding any Loss.

Distributor’s Indemnity.  Anything herein to the contrary notwithstanding, Distributor hereby agrees to indemnify and hold harmless the company and its subsidiaries, affiliates, successors, assigns, officers, directors, members, governors, shareholders, employees and agents (the “Company Indemnified Parties”) from and against any Loss that directly or indirectly arises from, or is related to, any material breach by Distributor of this Agreement during the Term, including, without limitation, any Loss resulting from the negligent or intentional misrepresentation by Distributor, its employees or agents, to any person with respect to the Devices or Device Services covered by this Agreement.

Indemnification Procedure.  The indemnifying party will assume the defense, at its sole expense and with legal counsel reasonably acceptable to the indemnified parties, of any claim or proceeding as to which such indemnifying party has an indemnification obligation hereunder.  If the indemnifying party fails to do so, the indemnified parties will have the right to assume their own defense, and the indemnifying party will be obligated to reimburse the indemnified parties for any and all reasonable expenses (including but not limited to reasonable attorney’s fees and costs) incurred in there defense of such claims or litigation, in addition to indemnifying party’s other indemnity obligations hereunder.  An indemnifying party may not enter into any settlement or compromise of any claim without the prior written consent of the indemnified parties unless such settlement or compromise is solely for money damages or will have no continuing effect in any material respect on the indemnified parties.

8.
Non-Solicitation.  Without the prior written consent of the other party, during the Term and for a period of one (1) year after the termination of this Agreement, each of the parties hereto agrees not to hire or sub-contract any employee or agent of the other party for purposes of providing services similar to those contemplated by this Agreement.

9.	Termination; Obligation Upon termination.

Termination.

Term Expiration.  This Agreement may be terminated by either party upon delivering written notice to the other party at least ninety (90) days but not more than one hundred twenty (120) days prior to the end of the then existing term.

Company’s Termination.  This Agreement may be immediately terminated by the Company by written notice to Distributor upon (i) the Distributor failure to comply with laws and regulations which materially affect its contracting rights or reputation and where such failure is not cured within thirty (30) days of receipt of written notice thereof or (ii) the occurrence of material breach of this Agreement or fraud by Distributor.

Distributor Termination. This Agreement may be immediately terminated by Distributor by written notice to Company upon (i) the Company’s failure to comply with laws and regulations which materially affect its contracting rights or reputation and where such failure is not cured within thirty (30) days of receipt of written notice thereof of (ii) the occurrence of material breach of this Agreement or fraud by Distributor.

Consent.   This Agreement may also be terminated by the written agreement of the parties.

Obligations Upon Termination.

Distributor’s Obligations.  In the event of any termination of this Agreement, Distributor shall stop all Distributor Services, and surrender to Company all Devices in its possession and not being utilized by Subscribers and all and other documentation provided to it by Company with respect to the Distributor Services that company may deem necessary or appropriate, including, without limitation, marketing, promotion and training materials.

Company’s Obligations. In the event of any termination of this Agreement, Company shall:

(A) reimburse to distributor the purchase price of all Devices surrendered pursuant to Section 9.2.1; and

(B)    continue to compensate (as provided in section 3.3.1) Distributor for all Devices then in use by Subscribers originated by Distributor prior to the termination, until the calendar termination of the related Subscriber.

10.	Dispute Resolution.

Disputes. The parties agree that in the event of any dispute arises between them under this agreement, they desire to avoid litigation.  Accordingly, the aggrieved party will give notice of the dispute to the other party and both parties will attempt to settle the dispute amicably during the thirty (30)-day period following such notice.

Mediation. If the dispute remains unsettled, the parties agree to then submit the dispute to mediation.  If the parties cannot agree on a mediator, each will select a mediator and the two mediators so selected will select a third mediator who shall alone hear the dispute.  Mediation will, if possible, be conducted during the ninety (90)-day period following expiration of the thirty (30)-day period.

Arbitration.  If mediation fails to resolve the dispute within the above described ninety (90)-day period, the parties agree that the dispute will be submitted to final and binding arbitration in accordance with the rules of the American Arbitration Association (“AAA”); but the parties agree that this reference to the rules of the AAA shall not constitute appointment of AAA as the authority or the body that will hear and resolve the dispute.  A single arbitrator will be selected in the same manner described above for the selection of a single mediator.  If the parties cannot agree on a single arbitrator, each will select an arbitrator and the two arbitrators so selected will select a third arbitrator.  Unless otherwise directed by the arbitrator(s), the expiration of the ninety (90)-day period previously specified for mediation.

Situs.  Any mediation or arbitration hearing or meeting held hereunder shall take place at the Company’s offices in Salt Lake City, Utah.

Costs.  The costs of mediation (including the mediator’s fees and expenses and costs directly related to the conduct of mediation, but excluding each party’s direct costs for transportation, attorneys, etc., for which each will be solely responsible) will be shared equally by the parties.  The costs of arbitration shall be allocated among or between the parties as determined by the arbitrator.

11.
Assignment.  This Agreement in part or in whole maybe assigned with the consent of both parties.  Distributor may not assign or delegate to any other person, firm, or entity any of its duties hereunder without the prior written consent of the Company.

12.  Miscellaneous.

Compliance with Laws.  Distributor shall fully comply with all applicable laws, regulations, ordinances, court or agency decisions and other issuances having the authority of law regarding the matters that are in the subject of this Agreement.

Authority.  Each of the persons who signs this Agreement represents and warrants that he or she has full power and authority to execute this Agreement on behalf of the party for whom he or she is signing, and that upon execution hereof, this Agreement will be valid, binding and enforceable against the party in accordance with its terms.

Governing Law.  This Agreement shall be construed according to and governed by the laws of the State of Utah, without giving effect to principles of conflict of laws.  The parties agree that jurisdiction over and venue in any legal proceeding arising out of or relating to this Agreement will exclusively be in the state or federal courts located in Salt Lake City, Utah.

Notices.  All notices, demands or other communications which are required or permitted to be given pursuant to this Agreement shall be in writing and shall be delivered personally, sent by telecopy or mailed by prepaid registered mailto the affected party at the following address (or to such other address as such party may from time to time advice the other party hereto in writing):

If to Company:

SecureAlert, Inc.
150 West Civic Center Drive
Suite 400
Sandy, UT 84070

ATTN: [President] indicated for such party herein.

If to Distributor:

Electronic Monitoring Services Corporation
P.O. Box 364744
San Juan, Puerto Rico 00936

ATTN: Hector Gonzalez

Amendments.  This Agreement may not be amended, modified, supplemented or waived orally, and may only be so amended, modified, supplemented or waived by an instrument in writing executed by the parties hereto.

Binding Effect.  This Agreement and all the terms and provisions hereof shall be binding upon and inure solely to the benefit of the parties hereto and their respective permitted successors and assigns.

Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which, when taken together, shall constitute one and the same instrument.

Entire Agreement.  This Agreement contains the entire understanding and Agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, whether written or oral, between the parties.

Severability.  In the event that in any legal proceedings before a competent tribunal it is determined that any of the sections of this Agreement or any subsection, provision or, part thereof is invalid, such section, subsection, provision or part thereof shall be deemed to be severed from this Agreement for the purposes only of particular legal proceedings in question, and this Agreement, and the said section, subsection, provision or part thereof, shall in every other respect continue in full force and effect.

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SIGNATURE PAGE FOLLOWS

IN WITNESS WHEREOF, the parties have executed this Distribution Agreement as of the Effective Date.

COMPANY:

SecureAlert, Inc.

By: ____________________
Name:__________________
Title: ___________________

DISTRIBUTOR:

Security Monitoring Services Corporation

By:____________________
Name: Hector L. Gonzalez
Title: President

AGREED AND ACCEPTED

RemoteMDx Inc.

By:___________________
Name:________________
Title: _________________